SCHEDULE 10.5.1

AMENDING AGREEMENT entered into as of December 15, 1998

BY AND BETWEEN:     REPAP ENTERPRISES INC., a company duly incorporated
                    under the laws of Canada, having its principal place of business at 345 Curtis Road, Miramichi, New
                    Brunswick,

                    (hereinafter "Repap")

AND Michelle A. Cormier, having her address for the purposes of the present Agreement at Westport, Connecticut

                    (hereinafter the "Executive")

THE PARTIES DECLARE AS FOLLOWS:

WHEREAS Repap and the Executive have previously entered into a Memorandum of Agreement dated as of June 17, 1996 which agreement was amended and replaced by a Memorandum of Agreement dated October 1, 1997 (the "Agreement"); and

WHEREAS Repap considers the continuous maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of Repap and its shareholders during this process; and

Repap and the Executive wish to amend certain provisions of the Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual promises contained herein, and other good and valuable consideration the adequacy and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed by and between the parties hereto as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. For the purpose of this Agreement, or for the purposes of any notice or communication required hereunder, capitalized terms shall have the meaning ascribed thereto in the Agreement.




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1.2  Gender. Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.

1.3 Headings. The insertion of headings is for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

1.4 Severability. Any article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is deemed to be or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof which shall remain in full force and effect.

1.5 Entire Agreement. This amending agreement together with the Agreement and any instruments to be delivered pursuant hereto or thereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements (including the Prior Agreement), understandings, negotiations, and discussions, whether oral or written, by or among the said parties in respect of such subject matter.

1.6 Amendment. No amendment hereto shall be binding unless expressly provided for in an instrument duly executed by the parties hereto.

1.7 Waiver. No waiver by any party hereto, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver by such party of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver hereof, unless otherwise expressly provided in an instrument duly executed by the party or parties hereto to be bound thereby.

1.8 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of New Brunswick.

ARTICLE 2

AMENDMENT

2.1 Amendment of Section 1.8. Section 1.8 of the Agreement is hereby amended to read as follows:

     "1.8 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of New Brunswick."

2.1 Amendment of Section 2.1(d). Section 2.1 of the Agreement is hereby amended to read as follows:

     "(d)Indemnity - in consideration of the Executive agreeing to continue to be employed by Repap and in lieu of any further compensation payments to the Executive for periods subsequent to the date of termination, Repap shall pay to the Executive a lump sum indemnity (the "Indemnity") equal


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     to one times the highest of the Executive's annual salary in the three years preceding the Change in Control, or if there has not been a Change of Control within twenty-four months from the date of termination then in the three years preceding the date of termination. The Indemnity shall be paid to the Executive in cash as soon as practical, but no later than thirty
     (30) days following the date of termination;"

ARTICLE 3

GENERAL

3.1 Further Assurances. The parties hereto hereby agree in their own name and on behalf of, as the case may be, their respective heirs, legatees, successors, testamentary executors and permitted assigns, to sign all documents and to take all necessary or desirable measures to fulfill the terms and intent of this Agreement.

3.2 Notice. Any offer, notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by registered mail, by delivery or sent by telecopier or similar telecommunications device and addressed to the other party at the address of such party first mentioned in this Agreement.

     Any notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if by registered mail then on the date of delivery thereof, if sent by telecopier or similar telecommunications device on the next business day following such transmission or, if delivered, to have been given and received on the date of such a delivery. Any address for service may be changed by written notice given as aforesaid.

3.3 Assignment. Except as otherwise expressly provided for herein, this Agreement, and the rights granted and the obligations incurred hereunder, are not assignable, whether in whole or in part, by the Executive without the prior written consent of Repap.

3.4 Confirmation. Each of Repap and the Executive hereby confirm the terms of the Agreement as amended by this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date and at the place first hereinabove mentioned.

REPAP ENTERPRISES INC.
                                        ---------------------------
                                        Michelle A. Cormier
by:
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by:
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